Second Amended and Restated
Schedule A
to the
Transfer Agency Agreement
by and between
Aspiriant Trust
(f/k/a Aspiriant Global Equity Trust)
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Aspiriant Risk-Managed Global Equity Fund
Aspiriant Income Opportunities Fund
Aspiriant Defensive Allocation Fund

In witness whereof, the undersigned have executed this Second Amended and Restated Schedule A to the Transfer Agency Agreement between Aspiriant Trust (f/k/a Aspiriant Global Equity Trust) and UMB Fund Services, Inc., effective as of the 1st day of December, 2015.

UMB FUND SERVICES, INC.		ASPIRIANT TRUST

By:	/s/ Constance Dye Shannon	By:	/s/ Benjamin D. Schmidt

Title:	EVP	Title:	Secretary & Assistant Treasurer